Exhibit 99.1

NBT Bancorp Inc.                          Pioneer American Holding Company Corp.
52 South Broad Street                     41 North Main Street
Norwich, NY 13815                         Carbondale, PA 18407
Daryl R. Forsythe                         John W. Reuther
607-337-6416                              570-282-2662

ATTENTION: FINANCIAL/BUSINESS EDITORS

         NORWICH, NY and CARBONDALE, PA, December 8, 1999 --- NBT Bancorp Inc. (NASDAQ: NBTB), the parent company of NBT Bank, N.A., and Pioneer American Holding Company Corp. (OTC BB: PAHC.OB), the parent company of Pioneer American Bank, N.A., announced today that they have entered into a definitive agreement of merger. The merger is subject to the approval of each company's shareholders and of banking regulators.

         The merger is expected to close in the second quarter of 2000 and is intended to be accounted for as a pooling-of-interests and to qualify as a tax-free exchange for Pioneer American shareholders. Shareholders of Pioneer American will receive a fixed ration of 1.805 shares of NBT Bancorp Inc. common stock for each share exchanged. NBT Bancorp Inc. ("NBT") will issue approximately 5.2 million shares and share equivalents in exchange for all of the Pioneer American common stock and share equivalents outstanding. The transaction is valued at $84.48 million or $29.33 per share for the outstanding common shares of Pioneer American based on the December 7 closing price of $16.25 for NBT common stock. Pioneer American has provided NBT an option to acquire up to 569,997 shares of Pioneer American's common stock (equivalent to 19.9% of Pioneer American's common stock currently outstanding) exercisable in the event of certain circumstances involving transactions with third parties, acts of third parties, or break-up of the merger agreement.


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     On August 15, 1999,  NBT and Lake Ariel Bancorp Inc. the parent  company of
LA Bank, N.A. announced an agreement of merger. Pioneer American Bank, N.A. will ultimately be merged together with LA Bank, with the combined entity becoming the largest community bank headquartered in northeastern Pennsylvania. NBT Bancorp President and CEO, Daryl R. Forsythe, states, "We are extremely pleased to include Pioneer American into our plans to expand into Pennsylvania through the acquisition of these two strong growing banks. Our abilities to make the necessary cost savings and initiate effective revenue growth plans, thus making the transactions accretive, are measurably enhanced by combining the two banks. Pioneer American, like LA Bank, is a bank known in northeastern Pennsylvania for its community service, much as NBT Bank is known in its New York market areas. Pioneer Bank and LA Bank have aggressively grown their franchises over the past five years, and our combined strengths of capital and management will encourage continued growth. We expect the transaction to be accretive to earnings shortly after the first full year of operation as a combined entity."
         John W. Reuther, President and CEO of Pioneer American Holding Company Corp. and Pioneer American Bank, N.A., adds, "This is a wonderful opportunity for us. It allows Pioneer American and LA Bank to combine resources, to maintain a local decision making presence and become a major component of NBT's plans to build the premier community bank in this region. We will be able to offer our customers expanded lending capabilities, trust services, venture capital, and other products, which should aid in future growth. NBT Bank and LA Bank are strong performing, well-managed companies, and we look forward to sharing their resources."
         John G. Martines, President and CEO of LA Bank noted, "The transaction will position us to be the leading financial institution in Northeastern Pennsylvania with 60 ATM outlets and conveniently located branches throughout our served markets. Going forward, the new franchise


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that will be established will carry us  confidently  into the new millennium and allow us to better serve the residents of northeastern Pennsylvania.
         NBT Bank, N.A., the wholly owned subsidiary of NBT, is a full service commercial bank with total assets of over $1.375 billion. The Bank has 36
branches  in  nine  counties  in  central  New  York.   NBT  and  NBT  Bank  are
headquartered in Norwich, NY, where the Bank was formed in 1856. NBT has approximately 3,700 shareholders and approximately 12.4 million common shares outstanding.
         Pioneer American Bank, N.A., the wholly owned subsidiary of Pioneer American, is a full service commercial bank with total assets of approximately $420 million. The Bank has 18 branches in five counties in northeastern
Pennsylvania.   Pioneer  American  has  approximately   1,460  shareholders  and
approximately 2.9 million common shares outstanding.
         Lake Ariel's wholly owned subsidiary, LA Bank, N.A., has approximately $550 million in assets. The Bank has 22 branch offices serving five counties in northeastern Pennsylvania. The Company, which is headquartered in Lake Ariel, Pennsylvania, has approximately 1,400 shareholders and approximately 4.85 million common shares outstanding. The Company's financial center, including executive offices, is in Scranton, Pennsylvania.
         The combined company, NBT Bancorp Inc., with pro forma assets of over $2.3 billion will be headed by President and CEO Daryl R. Forsythe. John Martines will become the Chairman and CEO of the Pennsylvania bank and John Reuther will become President and Chief Operating Officer of that bank. Both will be instrumental in the combined efforts to serve the customers and grow the franchise in northeastern Pennsylvania.




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Forward-Looking Information
This news release contains statements regarding the projected performance of NBT, Pioneer American, and Lake Ariel on a stand-alone and pro forma combined basis. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the projections discussed in this release since such projections involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to: the timing of closing the proposed mergers being delayed; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally in areas in which NBT, Pioneer American and Lake Ariel conduct their operations, being less favorable than expected; the cost and efforts required to integrate aspects of the operations of the companies being more difficult than expected; expected cost savings from the proposed mergers not being fully realized or realized within the expected time frames; legislation or regulatory changes which adversely affect the ability of the combined company to conduct its current or future operation; and the impact of the transition to the year 2000 on the operation of NBT, Pioneer American, Lake Ariel, or the combined company. NBT, Pioneer American and Lake Ariel disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward- looking statements included herein to reflect future events or developments.